                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                               ANVIL HOLDINGS, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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


                              ANVIL HOLDINGS, INC.
                              228 EAST 45TH STREET
                               NEW YORK, NY 10017


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1998

TO THE HOLDERS OF CLASS B COMMON STOCK
   OF ANVIL HOLDINGS, INC.:

The Annual Meeting of Stockholders of Anvil Holdings, Inc. (the "Company") will be held at 9:00 a.m., Eastern Daylight Time on Tuesday, May 19, 1998 at the Company's Executive Offices, 228 East 45th Street, New York, NY, 10017, 4th Floor, for the following purposes:

    (1) To elect six directors, to be elected by holders of the Company's Class B Common Stock.

    (2) To transact such other business as may properly be brought before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 17, 1998, as the record date for determining stockholders entitled to notice of, and to vote at the Annual Meeting.


                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                      By Order of the Board of Directors



                                      Jacob Hollander
                                        Secretary

April 28, 1998

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY


                              ANVIL HOLDINGS, INC.
                              228 EAST 45TH STREET
                               NEW YORK, NY 10017

                              INFORMATION STATEMENT
                 Relating to the Annual Meeting of Stockholders
                             to be held May 19, 1998

This information is being furnished in connection with matters to be considered and voted upon at the 1998 Annual Meeting of Stockholders of Anvil Holdings, Inc. to be held at 9:00 a.m., Eastern Daylight Time on Tuesday, May 19, 1998 at the Company's Executive Offices, 228 East 45th Street, New York, NY, 10017, 4th Floor, and any adjournment thereof.

                         PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, Stockholders will be asked to consider and to take action on the election of six directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. See "Information as to Nominees for Election of Directors," below. In addition, the meeting will be for the purpose of transacting such other business as may properly be brought before the meeting and any adjournment thereof.

                                VOTING PROCEDURES

The Company's Class B Common Stock, $0.01 per share par value (the "Class B Common"), is the only voting security of the Company entitled to vote at the meeting. Each holder of Class B Common shall be entitled to one vote in person or by proxy for each share of Class B Common held by such holder. At April 17, 1998, there were 3,590,000 shares of Class B Common Stock outstanding. Under the Company's by-laws, at all stockholder meetings, with a quorum present, the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

INFORMATION AS TO NOMINEES FOR ELECTION AS DIRECTORS

The information on the following pages sets forth certain information with respect to the nominees for election as directors of Anvil Holdings, Inc. ("Holdings"). On January 28, 1995, Holdings acquired the assets and assumed certain liabilities of the Anvil Knitwear division (the "Predecessor") from McGregor Corporation ("McGregor") (the "Acquisition"). On March 14, 1997, the Company completed a reorganization plan (the

"Recapitalization"). The Acquisition and Recapitalization are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998. The positions indicated (other than directorships) are positions held as officers of Anvil Knitwear, Inc., the Company's wholly-owned subsidiary ("Anvil"). Holdings has no independent operations; its sole asset is the capital stock of Anvil. The Board of Directors of Anvil is identical to that of Holdings.

As used herein, the "Company" refers to Holdings, including, in some instances, its subsidiaries, as appropriate to the context.


NAME                         AGE(1)     POSITION

Bernard Geller    .............64       President, Chief Executive Officer,
                                          Chairman of the Board

Jacob Hollander................56       Executive Vice President, Chief
                                        Administrative Officer, Secretary,
                                          General Counsel and Director

Bruce C. Bruckmann.............44       Director
Stephen F. Edwards.............34       Director
David F. Thomas................48       Director
John D. Weber..................34       Director
--------------------
(1) All ages are as of December 31, 1997.

BERNARD GELLER has served as the Chief Executive Officer of Anvil, President of Holdings and has been a Director of Anvil and Holdings since the Acquisition. Since the Recapitalization, Mr. Geller has served as Chairman of the Board of Anvil and Holdings and since July 1997 as President of Anvil. From 1989 to 1995, Mr. Geller served as Chairman of the Predecessor. From 1986 to 1989, Mr. Geller served as President of the Predecessor, and from 1975 to 1986, as Controller and then President of the Predecessor. Before joining the Predecessor, Mr. Geller was with Union Underwear Co., Inc., a subsidiary of Fruit of the Loom, Inc., where he worked for 14 years, principally as that company's controller.

JACOB HOLLANDER has served as Executive Vice President, Chief Administrative Officer, Secretary and General Counsel of Anvil and Vice President, Secretary and General Counsel of Holdings since the Acquisition. Since the Recapitalization, Mr. Hollander has served as a Director of Anvil and Holdings. From 1991 to 1995, Mr. Hollander served as Vice President and General Counsel of Astrum International Corp. From 1985 to 1990, Mr. Hollander served as Vice President and General Counsel of McGregor and Faberge, Incorporated, and from 1987 to 1989, Mr. Hollander also served as Vice President and General Counsel of Elizabeth Arden, Inc. During 1990, Mr. Hollander provided legal consulting services to the Unilever group of companies and to McGregor. Prior to its acquisition by McGregor, Mr. Hollander was Vice President of Faberge, Incorporated.

BRUCE C. BRUCKMANN has served as a Director of Anvil and Holdings since the Recapitalization. Since 1994, Mr. Bruckmann has served as a Managing Director of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"). From 1983 until 1994, Mr.

Bruckmann served as an officer and subsequently a Managing Director of Citicorp Venture Capital, Ltd. ("CVC"). CVC is an affiliate of 399 Venture Partners, Inc. (399 Venture"). Prior to joining CVC, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is currently a director of Jitney Jungles Stores of America, Inc., Mohawk Industries, Inc., AmeriSource Distribution Corporation, Chromcraft Revington Corporation, CORT Business Services Corporation and Town Sports International, Inc., and a director of several private companies.

STEPHEN F. EDWARDS has served as a Director of Anvil and Holdings since the Recapitalization. Since 1994, Mr. Edwards has served as a principal of BRS. From 1993 until 1994, Mr. Edwards served as an officer of CVC. From 1988 through 1991, he was an associate of CVC. Prior to joining CVC, Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. Mr. Edwards is currently a director of several private companies.

DAVID F. THOMAS has served as a Director of Anvil and Holdings since the Recapitalization. Mr. Thomas has been President of 399 Venture since December 1994. In addition, Mr. Thomas has been a Managing Director of CVC for over five years. Mr. Thomas is currently a director of Galey & Lord, Inc., Lifestyle Furnishings International, Inc., Neenah Foundry Company, Plainwell, Inc., Stage Stores Inc., and a number of private companies.

JOHN D. WEBER has served as a Director of Anvil and Holdings since the Recapitalization. Since 1994, Mr. Weber has been a Vice President at CVC and a Vice President at 399 Venture. Previously, Mr. Weber worked at Putnam Investments from 1992 until 1994. Mr. Weber is currently a director of Plainwell, Inc., Neenah Foundry Company, and a number of private companies.

Directors are elected at the annual meeting of stockholders and each director so elected holds office until the next annual meeting of stockholders and until a successor is duly elected and qualified. There are no family relations among any of the directors of Holdings.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has created two standing committees: an Audit Committee and a Compensation Committee. The Board may also establish other committees to assist in the discharge of its responsibilities. Currently, there is no standing nominating committee of the Board.

The Audit Committee reviews and, as it deems appropriate, recommends to the Board internal accounting and financial controls for the Company and accounting procedures to be employed in the preparation and review of financial statements of the Company. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants to audit the annual financial statements of the Company and reviews the scope of the audit to be undertaken by such accountants. Deloitte & Touche LLP presently serves as the independent auditors of the Company. Representatives of Deloitte and Touche LLP will not be present at the Annual Meeting. Messrs. Weber, Edwards and Hollander have been appointed to the Audit Committee. The Audit Committee met once during the fiscal year ended January 31, 1998.


The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of employee benefit plans. The Compensation Committee has and exercises all authority under any employee stock option plans of the Company as the committee therein specified (unless the Board appoints any other committee to exercise such authority), and otherwise advises and consults with the officers of the Company regarding managerial personnel policies. Messrs. Thomas, Bruckmann and Geller have been appointed to the Compensation Committee. The Compensation Committee met once during the fiscal year ended January 31, 1998.


Prior to the Recapitalization, the Boards of Holdings and Anvil were controlled by Vestar Equity Partners, L.P. ("Vestar"). Following the Recapitalization, pursuant to the Stockholders Agreement (as defined), 399 Venture, BRS and certain management investors (the "Management Investors") have agreed to vote their shares of Common Stock so that each of the Boards of Holdings and Anvil have up to eight members, comprised of up to three members of each Board designated by 399 Venture, three members of each Board designated by BRS and two members of each Board designated by the Management Investors. The Directors that are designated by BRS are Messrs. Bruckmann and Edwards, the Directors that are designated by 399 Venture are Messrs. Thomas and Weber, and the Directors that are designated by the Management Investors are Messrs. Geller and Hollander. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement."

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of Anvil and Holdings do not receive compensation for services rendered in that capacity, but are reimbursed for any out-of-pocket expenses incurred by them in connection with their travel to and attendance of board meetings and committees thereof.

Compensation of all executive officers of the Company is fixed by the Board and no executive officer is prevented from receiving compensation by virtue of the fact that he is also a Director. The table on the following page sets forth information for the periods presented concerning the compensation for the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company who were serving as executive officers of the Company at the end of fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during such period. The Company has no other executive officers.

                          SUMMARY COMPENSATION TABLE(1)


                                                        ANNUAL COMPENSATION
                                        ------------------------------------------------------
                                        FISCAL                                    OTHER ANNUAL        ALL OTHER
                                         YEAR          SALARY      BONUS(2)       COMPENSATION(3)   COMPENSATION(4)
                                         ----          ------      -----          ------------      ------------
Bernard Geller...........................1997         $425,000      $380,763 (5)       $16,628       $2,852,754
  Chief Executive Officer
Jacob Hollander..........................1997          295,000       135,000            12,171          954,441
  Executive Vice President, Chief
  Administrative  Officer,
  Secretary and General Counsel
Anthony Corsano..........................1997          291,058       115,000            12,630          954,421
  Executive Vice President of
  Sales and Marketing
William H. Turner........................1997          197,692       170,000             3,478          954,007
  Executive Vice President
   of Manufacturing

    -----------------------------

(1) See also, "Old Stock Option Plan," "Phantom Equity Plan" and "Certain Relationships and Related Transactions"-- "Transaction Fees" and "Benefits of Recapitalization to Certain Existing Stockholders and Named Executive Officers," below.

(2) The Company provides bonus compensation based on the Company's operating performance. See "Bonus Plan," below.

(3) None of the Named Executive Officers received any Other Annual Compensation in an amount in excess of either $50,000 or 10% of such Named Executive Officer's salary and bonus.

(4) All Other Compensation includes: (i) matching contributions under the Company's Savings and Investment Plan relating to before-tax contributions made by each of the Named Executive Officers in the following amounts: Mr. Geller--$7,125, Mr. Hollander--$7,125, Mr. Corsano--$7,125, and Mr. Turner--$7,125; (ii) insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers in the following amounts: Mr. Geller--$1,776, Mr. Hollander--$1,233, Mr. Corsano--$1,213, and Mr. Turner--$799; (iii) the amount of premiums paid by the Company under a life insurance policy designed to fund certain retirement benefits for Mr. Geller--$5,603. Also included are the "Value Realized" amounts from the exercise of options reported under "Old
    Stock Option Plan," and a Management Bonus paid pursuant to the Racapitalization Agreement.

(5) Includes a bonus payment of $107,763 received by Mr. Geller pursuant to an agreement entered into at the time of the Acquisition.

OLD STOCK OPTION PLAN

At the time of the Acquisition, the Company adopted its 1995 Stock Option Plan (the "Old Stock Option Plan"), which authorized the granting of options of up to 600,000 shares of its then existing common stock ("Old Common Stock"). Pursuant to the Old Stock Option Plan, the Management Investors were granted options in the following aggregate amounts: Mr. Geller - 300,000; and Messrs. Hollander, Corsano and Turner - 100,000 each. The exercise price of the options granted under the Old Stock Option Plan was $0.64 per share. The Old Stock Option Plan provided that, so long as a Management Investor is an employee of the Company, certain of such options were subject to time and performance vesting. In general, the options granted under the Old Stock Option Plan would vest and become exercisable upon the sale of the Company or other event where Vestar received a 35% internal rate of return on its investment in Holdings. Pursuant to the Recapitalization, all unexercised outstanding options became fully vested and were exercised.

The following table sets forth information concerning options exercised by the Named Executive Officers during the Company's last fiscal year for the Old Common Stock pursuant to the Old Stock Option Plan


                                  OPTIONS OUTSTANDING       SHARES ACQUIRED
NAME                                BEGINNING OF YEAR         ON EXERCISE           VALUE REALIZED (1)
----                                -----------------         -----------           --------------
Bernard Geller.....................        262,500              262,500               $2,588,250
Jacob Hollander....................         87,500               87,500                  862,750
Anthony Corsano....................         87,500               87,500                  862,750
William H. Turner..................         87,500               87,500                  862,750

-----------------------
 (1) Assumes a fair market value of the Old Common Stock at exercise date equal to $10.50 per share. The exercise price of all options was $.64 per share.

EMPLOYMENT AGREEMENTS

As of January 31, 1995, the Company entered into employment agreements with Messrs. Geller, Hollander, Corsano and Turner (collectively, the "Employment Agreements"). The Employment Agreements are for an initial term of four years with automatic one year extensions unless terminated as set forth in the Employment Agreements. The Employment Agreements provide for Messrs. Geller, Hollander, Corsano and Turner (collectively, the "Executives") to serve in the same or similar capacity with the Company as they did with the Predecessor. The Employment Agreements provide for an initial annual base salary of $330,000, $250,000, $235,000 and $150,000 for Messrs. Geller, Hollander, Corsano and Turner, respectively. The Employment Agreements also provide each Executive with customary fringe benefits and vacation periods as well as entitle the Executive to participate in all of the Company's employee pension plans, welfare benefit plans, tax deferred savings plans, or other welfare or retirement benefits, the Bonus Plan and any stock option plan. Each Executive's employment may be terminated by the Company at any time with or without Cause (as defined below). If such Executive is terminated by the Company without Cause or such Executive resigns for

Good Reason (as defined below), other than in connection with a Strategic Sale (as defined below), the Executive will be entitled to receive his base salary through the end of the term then in effect (the "Severance Period"), plus any bonus that would have been payable to the Executive for the bonus year in which the termination takes place. In addition, the Executive is entitled to continue to participate in the Company's benefit plans through the end of the fiscal year in which such termination occurs. Moreover, subject to certain restrictions and at the discretion of the Company's Chief Executive Officer, if the Executive is not engaged in regular employment at the end of the Severance Period, the Company may make additional monthly payments to the Executive for up to two years. If the Executive's employment terminates for any other reason, such Executive will be entitled to only his base salary and benefits through the end of the calendar month in which termination occurs, excluding bonuses.

Each of the Executives is subject to confidentiality, non-competition and non-solicitation provisions. The non-competition provision provides that the Executive is not to own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business that competes anywhere in the world with the businesses of the Company and is enforceable for the term of the Employment Agreement or during any period of time the Executive is receiving payments thereunder unless the Company terminates the Executive without Cause or the Executive resigns for Good Reason, in which case the provision expires upon such termination.

"Cause" is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement by the Executive which is not cured within thirty days of receipt of written notice from the Board; (ii) the Executive's willful and repeated failure to comply with the lawful directives of the Board or his superior officers(s) consistent with the terms of the Employment Agreement;
(iii) gross negligence or willful misconduct in the performance of the Executive's duties under the Employment Agreement which results in material injury to Holdings, Anvil or their subsidiaries; (iv) fraud committed by the Executive with respect to Holdings, Anvil or their subsidiaries or (v) indictment for a felony or a crime involving moral turpitude, conviction of which would materially injure relationships with customers, suppliers or employees or otherwise cause material injury to the Company or its subsidiaries. "Good Reason" is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement which is not cured within thirty days after the Board's receipt of written notice from the Executive of non-compliance; (ii) the assignment to the Executive of duties inconsistent with the Executive's position, duties or responsibilities as in effect after the date of execution of the Employment Agreement; (iii) the relocation by the Company of its executive officers to a location outside a thirty mile radius around its current location or (iv) upon a sale of the Company to a corporation or other legal entity that is, or is part of a group of such entities, engaged in operating a material business in competition with, or similar or related to the business of the Company at the time of such a sale. The Executive must give a written notice of his election to terminate employment for Good Reason.

BONUS PLAN

The Company maintains an Executive Bonus Plan (the "Bonus Plan") which provides annual incentive bonuses to certain management employees of the Company. The Bonus Plan provides for an aggregate annual bonus pool equal to 4.0% of the Company's income before provision for income taxes (subject to adjustment by the Board to exclude certain charges). The Chief Executive Officer of the Company determines the allocation of the bonus pool among the participants of the Bonus Plan.

In addition, the Management Investors received a Management Bonus aggregating $500,000 pursuant to the Recapitalization Agreement.

NEW STOCK OPTION PLAN

Holdings has a stock option plan which authorizes the granting of options for approximately 5.0% of the outstanding Class B Common on a fully diluted basis (the "New Stock Option Plan"). Options under the New Stock Option Plan may be granted to certain members of management and key employees, which include the Named Executive Officers, and are subject to time and performance vesting provisions. The exercise price of such options is the fair market value of the Common Stock as of the date of grant. During fiscal 1997, no options were granted to any of the Named Executive Officers. Options to purchase 90,000 shares were granted to certain other officers and key employees at an exercise price of $1 per share.

PHANTOM EQUITY PLAN

At the time of the Acquisition, Holdings and certain members of the Company's management entered into the Phantom Equity Plan (the "Phantom Equity Plan"). Pursuant to the Phantom Equity Plan, such management members were entitled to receive a cash payment equal to 5.0% of any excess of the aggregate sale price over $100.0 million in the event of a sale of the Company. Pursuant to the Recapitalization Agreement such management members received $5.3 million as final payment under the Phantom Equity Plan and the Phantom Equity Plan was terminated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of Anvil's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of April 15, 1998 by (i) any person or group who beneficially owns more than five percent of any class of Holdings' voting securities, (ii) each Named Executive Officer and Director and (iii) all Directors and Executive Officers of Holdings as a group.


                                                         SHARES BENEFICIALLY OWNED           PERCENTAGE OF
                                                         -------------------------
                                                    CLASS A COMMON       CLASS B COMMON     VOTING POWER(1)
                                                    --------------       --------------     -------------

Bruckmann, Rosser, Sherrill & Co., L.P(2).......        117,645            1,298,152             36.2%
  126 East 56th Street
  New York, New York 10022

399 Venture Partners, Inc.(3) ..................         97,751            1,078,634             30.0
  399 Park Avenue, 14th Floor
  New York, New York 10043

CCT Partners II, L.P (4) .......................         17,250              190,347              5.3
  399 Park Avenue, 14th Floor
  New York, New York 10043

Executive Officers and Directors:
Bernard Geller..................................         22,516              248,447              6.9
Jacob Hollander.................................          7,505               82,816              2.3
Anthony Corsano.................................          7,505               82,816              2.3
William H. Turner...............................          7,505               82,816              2.3
Bruce C. Bruckmann(5)...........................        119,958            1,323,676             36.9
Stephen F. Edwards(5)...........................        117,645            1,298,152             36.2
David F. Thomas(6)..............................        100,946            1,113,884             31.0
John D. Weber(6)................................         98,171            1,083,271             30.2
Directors and executive officers
  as a group (8persons)(7)......................        266,355            2,939,091             81.9

------------------------------
(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. The Class B Common is the only voting security of Holdings and entitles the holder thereof to one vote per share. The Class A Common is nonvoting and is entitled to the Class A Preference upon any distribution by Holdings.

(2) Excludes shares held individually by Mr. Bruckmann and another individual, each of whom is a principal of BRS.

(3) Excludes shares held individually by Messrs. Thomas and Weber and by certain individuals (and affiliates thereof), each of whom is employed by 399 Venture. Also excludes shares held by a family trust established by Mr. Thomas.

(4) CCT Partners II, L.P. is a Delaware limited partnership, the limited partners of which are certain employees of 399 Venture.

[Footnotes continue on following page]

(5) Includes shares held by BRS. Messrs. Bruckmann and Edwards each disclaims beneficial ownership of such shares. The address for such persons is c/o BRS & Co., 126 East 56th Street, New York, New York 10022.

(6) Includes shares held by 399 Venture. Messrs. Thomas and Weber each disclaims beneficial ownership of such shares. The address for such persons is c/o 399 Venture Partners, Inc., 399 Park Avenue, 14th floor, New York, New York 10043. Also includes shares held by a family trust established by Mr. Thomas. Mr. Thomas disclaims beneficial ownership of such shares.

(7) Includes: (i) shares held by BRS, which may be deemed to be owned beneficially by Messrs. Bruckmann and Edwards, and (ii) shares held by 399 Venture, which may be deemed to be owned beneficially by Messrs. Thomas and Weber. Excluding the shares beneficially owned by BRS and 399 Venture, the Directors and Executive Officers as a group beneficially own 50,958 shares of Class A Common and 562,305 shares of Class B Common, which represents approximately 15.7% of the voting power of the Common Stock.

STOCKHOLDERS AGREEMENT

Pursuant to the Recapitalization, Holdings, 399 Venture, BRS and the Management Investors entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement provides: (i) that all parties thereto will vote their shares of Common Stock so as to cause the Boards of Directors of Anvil and Holdings each to consist of eight members, three to be selected by 399 Venture, three to be selected by BRS and two to be selected by the Management Investors;
(ii) for certain restrictions on transfer of the Common Stock including, but not limited to, provisions providing that Holdings and certain holders of Common Stock will have limited rights of first offer and certain limited participation rights in any proposed third party sale of Common Stock by 399 Venture or BRS;
(iii) that if Holdings authorizes the issuance or sale of any Common Stock (other than as a dividend on the outstanding Common Stock) to 399 Venture or BRS, Holdings will first offer to sell to each of the other parties thereto a percentage of the shares of such issuance equal to the percentage of Common Stock held, respectively, by each of them at the time of such issuance and (iv) that upon approval by the Board of Directors of Holdings of a sale of all or substantially all of the consolidated assets of Holdings or substantially all the outstanding capital stock of Holdings (whether by merger, consolidation or otherwise), each party thereto will consent to and raise no objections against such sale and sell its Common Stock in such sale. In reference to paragraph (iv) above, (A) at any time, both the holders of a majority of 399 Venture Stockholder Shares (as defined) and the holders of a majority of BRS Stockholder Shares (as defined), acting together as group may, and (B) after March 14, 2001, either a majority of 399 Venture Stockholder Shares or the holders of a majority of BRS Stockholder Shares may, require that Holdings enter into, and the Board of Directors approve, such a sale. None of the parties received compensation for entering into the Stockholders Agreement. The Stockholders Agreement is governed by Delaware law, which explicitly authorizes transfer limitations and voting arrangements of the type and nature contemplated by the Stockholders Agreement.

REGISTRATION RIGHTS AGREEMENT

Pursuant to the Recapitalization, 399 Venture, BRS, the Management Investors and Donaldson, Lufkin & Jenrette entered into a Registration Rights Agreement (the "Equity Registration Rights Agreement") which inures to the benefit of the transferees of the Class B Common initially issued in connection with the Initial Units Offering, subject to the limitations set forth therein. The
Equity Registration Rights Agreement provides that, subject to certain conditions, 399 Venture and BRS each have the right to exercise a limited number of long-form and shelf demand registrations, and an unlimited number of short-form demand registrations under the Securities Act of their respective shares of Common Stock. The Equity Registration Rights Agreement also provides for piggyback registration rights, allowing the parties thereto to include their Common Stock in any registration filed by Holdings other than pursuant to a registration statement on Form S-8 or S-4 or any similar form or in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called "equity kicker").
However, if the piggyback registration is an underwritten primary registration on behalf of Holdings, and the managing underwriters advise Holdings that in their opinion the aggregate number of shares of Common Stock which the participants elect to include in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the number of such shares sold in such offering shall be allocated according to the following priority: (i) first, the securities Holdings proposes to sell; (ii) second, the Common Stock requested to be included in such registration, pro rata among the holders of such Common Stock on the basis of the number of shares of Common Stock owned by each such holder; and (iii) third, other securities requested to be included in such registration.

In addition, the parties thereto (other than certain individual investors and the Unit holders and successors) are, subject to certain conditions, prohibited from selling their shares of Common Stock within 180 days after the effectiveness of any demand registration or piggyback registration (except as part of such underwritten registration) unless the underwriters managing the registered offering otherwise agree.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENTS

In connection with the Acquisition, Anvil, Holdings and Anvil (Czech), Inc., a wholly-owned subsidiary of Anvil ("ACI"), entered into a Management Agreement (the "Old Management Agreement") whereby affiliates of Vestar and 399 Venture and Culligan, agreed to provide certain advisory and consulting services in relation to the affairs of Holdings, Anvil and ACI. In exchange for these services, affiliates of Vestar, 399 Venture and Culligan were to receive annual fees of $200,000, $120,000 and $180,000, respectively. In fiscal 1996, the Company made payments aggregating $472,000 under the Old Management Agreement, which was terminated pursuant to the Recapitalization Agreement.

Anvil and Holdings have reached an agreement in principle with BRS for a new Management Agreement (the "Management Agreement"), effective as of the Recapitalization, whereby BRS would provide certain advisory and consulting services in relation to the affairs of Anvil and Holdings in connection with strategic financial planning, selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. The definitive Management Agreement is expected to be executed during fiscal 1998. BRS is a significant stockholder of the Company and has two representatives on the Company's
Board of Directors.

PROMISSORY NOTES

In connection with their purchase of Holdings' securities under the Stock Purchase Agreement, Messrs. Geller and Corsano each borrowed $125,000 from Holdings under promissory notes, each dated as of January 30, 1995 (the "Promissory Notes"). The Promissory Notes accrued interest at a rate of 7.19% per annum and would have matured on January 30, 2002. The largest aggregate amount of indebtedness outstanding to any individual during the last fiscal year was $133,988. The Promissory Notes were repaid pursuant to the Recapitalization Agreement.

SUBORDINATED PROMISSORY NOTE

In connection with the Acquisition, the Company issued a subordinated promissory note to Culligan International Company ("Culligan") in the principal amount of $7,500,000 due January 30, 2005, or earlier upon a change in ownership, as defined. The Note was recorded at the fair value of the property received and the discount ($1,600,000 at February 1, 1997) was being amortized on a straight-line basis over the term of the Note. Principal and interest on the Note was prepaid on March 14, 1997. In connection with such payment, the Company recorded an extraordinary loss of $1,580,000, before a tax benefit of $630,000 representing the balance of the unamortized debt discount.

RECAPITALIZATION PAYMENTS

In connection with the Acquisition, affiliates of Vestar and 399 Venture received transaction fees of $1.6 million and $.9 million, respectively, for investment banking services rendered to the Company. In connection with the Recapitalization, affiliates of BRS, 399 Venture and the Management Investors received transaction fees of approximately $1.27 million, $1.27 million and $0.47 million, respectively, in the form of cash and dividends. In addition, the Management Investors received a Management Bonus aggregating $500,000 pursuant to the Recapitalization Agreement.

BENEFITS OF RECAPITALIZATION TO CERTAIN EXISTING STOCKHOLDERS AND NAMED EXECUTIVE OFFICERS

In connection with the Recapitalization, Holdings redeemed all of its then outstanding preferred stock and repurchased all of its then outstanding common stock (other than retained/exchanged shares). Set forth below, for those stockholders who immediately prior to the Recapitalization owned more than five percent of Holdings' capital stock and the Named Executive Officers of the Company, is the aggregate amount paid to such stockholder or Named Executive Officer in connection with such redemption and repurchase:


                                                     AGGREGATE AMOUNT
NAME                                                    RECEIVED
                                                      (In millions)
Vestar...........................................     $    47.9
Culligan.........................................          41.1
399 Venture......................................           7.2
Bernard Geller...................................           8.8
Jacob Hollander..................................           2.9
Anthony Corsano..................................           2.9
William H. Turner................................           2.9


See also, "Compensation of Directors and Executive Officers"--"Old Stock Option Plan," "Bonus Plan" and "Phantom Equity Plan," above.

                                                Jacob Hollander
                                                   Secretary

April 28, 1998



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